AMENDMENT NO. 1 TO THE
                  YOUNG & RUBICAM INC. GRANTOR TRUST AGREEMENT


          WHEREAS, Young & Rubicam Inc., a corporation organized under the laws of the State of Delaware, (hereinafter referred to as the "Company"), and The Bank of New York, a bank organized under the laws of the State of New York (hereinafter referred to as the "Trustee"), made and entered into the Young & Rubicam Inc. Grantor Trust Agreement as of May 14, 1998 (the "Trust Agreement");

          WHEREAS, Section 13 of the Trust Agreement provides for amendment of the Trust Agreement by a written instrument executed by the Trustee and the Company;

          NOW, THEREFORE, the Trust Agreement is hereby amended, effective as of May 15, 1998 as follows:

          1. Section 2(c) is amended and restated in its entirety as follows:

          The Administrator shall advise the Trustee of the amount of withholding of any federal, state, local or foreign taxes that may be required to be withheld, if any, and the manner of reporting with respect to the payments of benefits pursuant to the terms of the Plan or any other compensatory arrangement theretofore established with respect to which the Trust is then holding assets. The Administrator shall also advise the Trustee of any foreign taxes or withholding for foreign taxes that may be due prior to the payment of benefits pursuant to the terms of the Plan or any other compensatory arrangement theretofore established with respect to which the Trust is then holding assets. The Trustee may conclusively rely without further inquiry upon such advice. Unless it has been advised by the Company that such amounts have been reported, withheld and/or paid by the Company, the Trustee, as directed by the Administrator, either shall report, withhold and pay amounts withheld to the appropriate taxing authorities or shall pay the amounts indicated to the Company, in cash or stock, as directed by the Administrator, who shall report, withhold and pay the amount of any applicable withholding or tax to the appropriate taxing authorities. Notwithstanding anything to the contrary in the preceding sentence, if any withholding or payment of tax is required with respect to an in-kind distribution of assets to the Participants or their Beneficiaries or in the absence of any

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          distribution  the Trustee  shall be directed by the  Administrator  to report, withhold and/or pay any tax to the appropriate taxing authorities (rather than to pay the amounts indicated to the Company so that the Company can report, withhold and/or pay any tax) only to the extent that there is cash available to effect such withholding and/or payment, and the Trustee shall not be obligated to sell assets or otherwise take steps to raise sufficient cash to withhold and/or pay any tax to the appropriate taxing authorities except pursuant to the sale procedure specified in Section 2(d) hereof.

          This Amendment No. 1 to the Trust Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, this Amendment No. 1 to the Trust Agreement has been duly executed by the parties hereto as of June 15, 1998.

                                                Young & Rubicam Inc.


                                                By    /s/ Mark T. McEnroe
                                                  ------------------------------
Attest
         /s/ Debra Tinsley-Rogers
             -----------------------

                                                The Bank of New York, as Trustee


                                                By    /s/ Jonathan Spirgel
                                                  ------------------------------
Attest
         /s/ Lorenzo Rhames
             ------------------------